UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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INNOSPEC INC.

220 Continental Drive	PAUL W. JENNINGS
Newark, DE 19713	President and Chief Executive Officer

Dear Stockholder:	March 30, 2007

You are cordially invited to attend the Annual Meeting of Stockholders of Innospec Inc. (the “Corporation”), which will be held on May 8, 2007 at 10:00 a.m. local time, in the Boardroom, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, USA. Stockholders are advised to arrive at the reception area at 09.30 a.m. to allow sufficient time for security clearance.

The Notice of Meeting, Proxy Statement, Proxy Form and Annual Report of the Corporation are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed reply envelope which requires no postage if mailed in the United States of America. If you sign and return your Proxy Form without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations as set forth in the attached Proxy Statement.

Sincerely,

PAUL W. JENNINGS

President and Chief Executive Officer

INNOSPEC INC.

220 Continental Drive

Newark, DE 19713

U.S.A.

Notice of Annual Meeting of Stockholders

May 8, 2007

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Stockholders of Innospec Inc. (the “Corporation”) will be held at 10:00 a.m. local time on May 8, 2007 in the Boardroom, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, USA for the following purposes:

1.	To re-elect two current directors to serve until the 2010 Annual Meeting;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 12, 2007 as the date of record for the meeting and only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any postponement or adjournment thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting both at the meeting and during normal business hours at the Corporation’s offices at 220 Continental Drive, Newark, DE 19713, U.S.A. for a period of 10 days prior to the meeting.

A proxy statement, form of proxy and a copy of the annual report on Form 10-K of the Corporation for the year ended December 31, 2006 are enclosed.

By Order of the Board of Directors,

Andrew Hartley

Vice President and General Counsel

March 30, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IN ADDITION, YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION OR BY DELIVERY OF A LATER DATED PROXY.

INNOSPEC INC.

220 Continental Drive

Newark, DE 19713

U.S.A.

PROXY STATEMENT

March 30, 2007

for

Annual Meeting of Stockholders

To Be Held On May 8, 2007

This proxy statement (the “Proxy Statement”) is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Innospec Inc., a Delaware corporation (the “Corporation”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) for use at the annual meeting of stockholders to be held on May 8, 2007 at 10:00 a.m. local time, and at any adjournments or postponements thereof (the “Annual Meeting”). The purpose of the Annual Meeting is:

•	to re-elect two directors to the Board,

•	to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2007 fiscal year.

Record Date and Quorum

This Proxy Statement, the Proxy Form and the Corporation’s Annual Report to Stockholders on Form 10-K are being mailed on or about April 5, 2007 to holders of record of the Common Stock at the close of business on March 12, 2007 (the “Record Date”). Each outstanding share of Common Stock entitles the holder thereof as of the record date to one vote (or where a part share shall be owned, a proportionate part of the vote of one share) on each matter to come before the Annual Meeting. As of the Record Date, excluding treasury stock, there were 11,917,461 shares of Common Stock outstanding. There are no other outstanding voting securities of the Corporation other than the Common Stock.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. At the Annual Meeting, election inspectors will determine whether or not a quorum is present.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner with respect to such item.

Proxies

If the enclosed proxy form (the “Proxy Form”) is properly signed, dated and returned to the Corporation, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed Proxy Form will be voted as the Board of Directors recommends. The

Corporation’s management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Corporation’s Board of Directors unless the stockholder otherwise specifies in the Proxy Form.

Returning your completed Proxy Form will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy at any time before it is voted by sending written notice of revocation or by submission of a properly executed proxy bearing a later date to the Secretary of the Corporation prior to the Annual Meeting at the Corporation’s principal executive offices at the address above.

Required Votes

Proposal One (Re-Election of Directors): The election of directors is decided by the affirmative vote of a plurality of the votes duly cast by holders of all shares entitled to vote in the election. Abstentions and broker “non-votes” are not counted as votes cast for the purpose of electing directors. Accordingly, abstentions and broker “non-votes” will not be taken into account and, therefore, will not affect the outcome of the election of directors.

Proposal Two (Ratification of Appointment of Independent Registered Public Accounting Firm): The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A broker or nominee has discretion to vote on this matter. Accordingly, both abstentions and broker “non-votes” will be treated as present and entitled to vote and, therefore, will have the effect of votes against this proposal.

PROPOSAL ONE

(Item 1 on the Proxy Form)

Re-election of Current Directors

The Bylaws of the Corporation provide that the number of directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors, and that the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. By resolution of the Board of Directors dated March 10, 2006, the Board of Directors reduced the number of members on the Board of Directors from eight to seven effective May 2, 2006; three in Class I, two in Class II and two in Class III and the appointments of the directors in such Classes expire at the Annual Meetings of the Corporation in 2008, 2009 and 2007, respectively.

Two directors in Class III, Dr. Robert E Bew and Mr. Martin M. Hale, whose terms expire at the upcoming Annual Meeting, have been nominated for re-election to serve until the Corporation’s 2010 Annual Meeting. See “Management—Nominees for Director” for information with respect to Dr. Bew and Mr. M Hale. The Corporation believes that Dr. Bew and Mr. M Hale are willing to be elected and to serve. In the event that the nominee is unable to serve or is otherwise unavailable for election the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

The election of directors at the Annual Meeting requires a plurality of the votes actually cast by the stockholders present (in person or by proxy) at the meeting and entitled to vote. There is no cumulative voting as to any matter, including the election of directors.

The Board of Directors recommends a vote “FOR” the re-election of the nominee current directors.

PROPOSAL TWO

(Item 2 on the Proxy Form)

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of the Corporation with respect to the 2007 fiscal year to examine the financial statements of the Corporation for the fiscal year ending December 31, 2007 and to perform other appropriate accounting services. PricewaterhouseCoopers LLP served as the Corporation’s independent registered public accounting firm for fiscal year 2006.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to questions and to make a statement if such representative desires to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

MANAGEMENT

The following sets forth certain information as of March 12, 2007 with respect to the Corporation’s nominees for director, the Corporation’s continuing directors and certain officers of the Corporation and its subsidiaries (including all executive officers of the Corporation). Officers of the Corporation serve at the discretion of the Board of Directors.

Nominees for Director

Class III Directors who will serve until the 2007 Annual Meeting and are seeking re-election

Dr. Robert E. Bew—Director and Chairman since May 7, 1998	Age: 70

Dr. Robert Bew serves as Non-Employee Chairman of the Corporation. Until January 1, 2001 he was Chairman of the European Process Industries Competitiveness Centre, an organization specializing in increasing competitiveness in process industries, and until 2002 he was Chairman of the Teesside Chemical Initiatives (TCI). He spent over 35 years with ICI, most recently as CEO of ICI’s International Chemical & Polymer division based in Teesside, U.K. Previously he served as head of ICI Corporate Planning and between 1995 and 1997 he was also Chairman of Phillips Imperial Petroleum Ltd., a refinery joint venture between ICI and Phillips Petroleum. Dr. Bew is a member of the Nominating and Corporate Governance Committee.

Martin M. Hale—Director since February 27, 1998	Age: 66

Martin Hale is a Director of Chemtura Corporation (formerly Great Lakes Chemical Corporation (“Great Lakes”) which merged with Crompton Corporation to form Chemtura Corporation on July 1, 2005), having been a Director of Great Lakes since 1978 and from 1995 until May 2000 served as Chairman. Prior to 1983, Mr. Hale was President and Chief Executive Officer of Marsh & McClennan Asset Management Company. From 1983 to 2001 Mr. Hale was Executive Vice President and Partner of Hellman Jordan Management Co, a registered investment adviser. He also serves as a Trustee of the Museum of Fine Arts, Boston. Martin Hale is the brother of Charles Hale who is also a Director of the Corporation. Mr. Martin Hale is the Chairman of the Audit Committee.

Continuing Directors

Class I Directors who will serve until the 2008 Annual Meeting

Charles M. Hale—Director since May 7, 1998	Age: 71

Charles Hale is Executive Chairman of Polar Capital Partners Limited, a London based asset management company regulated by the UK’s Financial Services Authority. Prior to 2002, he was Vice Chairman of CSFB Europe Limited, having been Chairman of Donaldson, Lufkin & Jenrette International, the London based subsidiary of Donaldson Lufkin & Jenrette Inc., until its acquisition by Credit Suisse First Boston in November 2000. Prior to 1984, he was a general partner of Lehman Brothers Kuhn Loeb and Managing Director of AG Becker International. Mr. Hale is a graduate of Stanford University and Harvard Business School. Charles Hale is the brother of Martin Hale who is also a director of the Corporation. Mr. Charles Hale is a member of the Audit and Compensation Committees.

Samuel A. Haubold—Director since November 19, 2002	Age: 68

Samuel A. Haubold regularly serves as an arbitrator and mediator of international commercial disputes. He is currently affiliated with Littleton Chambers, a chamber of barristers in London. Prior to his retirement in July 2003, Mr. Haubold had been the Senior Partner of Kirkland & Ellis International in London since 1995. Mr. Haubold is a graduate of the Harvard Law School and is a member of the Advisory Council of the Institute of the Americas, University of London. Mr. Haubold is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

Hugh G. C. Aldous—Director since January 11, 2005	Age: 62

Hugh Aldous is a partner at RSM Robson Rhodes, Chartered Accountants and Management Consultants where he served as Chief Executive Officer from 1987 to 1997. Mr. Aldous currently serves as Chairman of Eastern European Trust plc, a London listed co-investor in Russia and Eastern Europe. Mr. Aldous is also a non-executive director of two UK listed public investment companies Henderson TR Pacific Investment Trust plc and Elderstreet Venture Capital Trust plc. Mr. Aldous was a member of the UK Competition Commission, has authored several reports on corporate governance issues, has served as the audit committee chairperson for several companies and currently chairs the audit committee of one public company and serves as a member of the audit committee of another. Mr. Aldous is a member of the Audit Committee.

Class II Directors who will serve until the 2009 Annual Meeting

James M. C. Puckridge—Director since May 7, 1998	Age: 71

James Puckridge was Chairman of Elf Atochem U.K. Ltd., a position he assumed in 1990, until his retirement on December 31, 1998. Prior to that he was Managing Director of the same organization. He is a past President of the British Plastics Federation and a former Council Member of the Chemical Industries Association, where he was Chairman of the General Purpose and Finance Committee. He has been Chairman of the Trustees of the Innospec Limited Pension Plan since October 3, 2000. Mr. Puckridge is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Paul W. Jennings—Director since June 23, 2005	Age: 49

Paul Jennings serves as President and Chief Executive Officer of the Corporation, having been appointed to this position on June 23, 2005. Prior to this he served as Executive Vice President and Chief Financial Officer having joined the Corporation in November 2002. Before joining the Corporation, Mr. Jennings served as Chief Financial Officer for Griffin LLC, a joint venture between Griffin Corporation and Du Pont in the crop protection chemical industry based in the USA. From 1986 to 1999, Mr. Jennings held the positions of Chief Financial Officer and Vice President—Finance for various divisions and regions of Courtaulds plc working in Europe, USA and Singapore spanning the fiber, chemical, film and coating industries. Mr. Jennings was appointed as a non-executive director of Exide Technologies with effect from September 18, 2006.

Officers (other than those who are directors and listed above)

Ian Cleminson (Appointed July 3, 2006)	Age: 41

Ian Cleminson serves as Executive Vice President and Chief Financial Officer to the Corporation, having joined it in February 2002. Prior to his appointment as Chief Financial Officer, Mr. Cleminson was Financial Controller for the Fuel Specialties and Performance Chemicals divisions within Innospec. He joined the Corporation from BASF plc where between 1999 and 2002 he served as Financial Controller of their Superabsorbants division. Previously, he worked as a senior manager with KPMG, the global accountancy firm, having worked as an accountant in private practice since 1989.

Andrew Hartley (Appointed November 1, 2004)	Age: 50

Andrew Hartley serves as Vice President and General Counsel to the Corporation, having been appointed as Corporate Secretary on November 1, 2004. Prior to this, Mr. Hartley was Company Secretary and General Counsel of BASF plc, the UK subsidiary of the global chemical company, BASF AG. He has held in-house legal positions since 1990, prior to which he worked in private practice.

Dr. Catherine Hessner (Appointed August 12, 2003)	Age: 48

Cathy Hessner serves as Senior Vice President, Human Resources of the Corporation, having joined it in March 2003. Prior to joining the Corporation, she served as European Human Resources Director for Nova Chemicals, a US commodity chemicals company. From 1995 to 1999, Dr. Hessner served as European HR Director, based in the UK, for Anheuser-Busch, the U.S. brewing corporation and, prior to that, spent nine years with various divisions of Mars Incorporated in a variety of human resources and general business roles.

Dr. Ian McRobbie (Appointed May 7, 2002)	Age: 58

Ian McRobbie serves as Senior Vice President, Research and Technology, having joined the Corporation in January 2002. Between 1989 and 2002 he was Technical Director of A H Marks and Company Ltd., a privately owned British chemical company operating in agrochemical and specialty chemical markets. Prior to this, he worked in senior research and manufacturing roles for Seal Sands Chemical Co. Ltd. (a wholly owned subsidiary of the Hexcel Corporation based in California) and BTP plc (now part of Clariant).

Richard T. Shone (Appointed May 7, 2002)	Age: 59

Richard Shone serves as Vice President, Safety, Health and Environment of the Corporation, having joined the Corporation in a similar capacity in May 1997. Prior to that, from 1986, he served as General Manager, Group Safety Hazards and Environment of Laporte plc, having previously worked for the U.K.’s Health and Safety Executive.

Patrick Williams (Appointed September 6, 2005)	Age: 42

Patrick Williams serves as Executive Vice President and President, Fuel Specialties of the Corporation. Prior to holding this position, Mr. Williams held a number of senior management and sales leadership positions in Innospec Fuel Specialties LLC, latterly acting as the Chief Executive Officer of this business. Before joining Starreon Corporation in 1993 prior to the joint venture with Innospec Inc., Mr. Williams established a number of businesses and currently holds equity positions in a small exploration and oil production company and a real estate business.

Mr. James Lawler, former Executive Vice President and Chief Financial Officer, resigned effective July 3, 2006. W. Martin Dawson, former Senior Vice President and Managing Director, Performance Chemicals, resigned as an officer effective May 1, 2006.

Family Relationships

Charles Hale, who is a director of the Corporation, is the brother of Martin Hale, who is also a director of the Corporation. There are no other family relationships between any of the persons referred to in the sections “Nominees for Director”, “Continuing Directors” or “Officers” above.

LEGAL PROCEEDINGS

The Corporation’s Form 10-K dated March 16, 2007, a copy of which is enclosed with this Proxy Statement and which was filed with the SEC on March 16, 2007 sets forth details of legal proceedings in which the Corporation is involved. Information relating to such legal proceedings is incorporated herein by reference.

No director or officer and to our knowledge no affiliate of the Corporation or any associate of any director or officer is involved, or has a material interest in, any proceedings which would have a material adverse effect on the Corporation.

Item 103 of Regulation S-K requires disclosure of administrative or judicial proceedings arising under any federal, state or local provisions dealing with protection of the environment, if the monetary sanctions might exceed $100,000. There are currently no such proceedings.

Except as described above, there are no other material pending legal proceedings to which the Corporation or any of its subsidiaries is a party, or of which any of their property is subject, other than ordinary, routine litigation incidental to their respective businesses.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner consistent with all applicable legal and regulatory requirements as well as the highest standards of business ethics and integrity. The Corporation has adopted a set of Corporate Governance Guidelines available on the Corporation’s website, including specifications for director qualification and responsibility, which the Board and senior management believe promote this purpose and represent best practices. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates the Corporate Governance Guidelines.

The guidelines can be accessed electronically in the Investor Relations section of our website, www.innospecinc.com, by writing to Investor Relations at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, or by e-mailing investor@innospecinc.com.

Information about the Board of Directors

Attendance

The Board of Directors met four times and the Committees of the Board met a total of nineteen times during fiscal year ended December 31, 2006. Directors are expected to attend all Board Meetings and meetings of committees on which they serve. All of the directors attended the 2006 Annual Meeting. Each of the directors attended all of the meetings of the Board and meetings of committees of the Board on which he served in person or by teleconference.

Independent Board of Directors

The Board of Directors, after considering broadly all relevant facts and circumstances of which it is aware, including those matters set forth under “Certain Other Transactions and Relationships” and under “Management—Family Relationships”, has determined that a majority of its members are independent within the meaning of the NASDAQ Stock Market listing rules applicable on the date hereof.

The Corporation adopted the following standards for director independence in compliance with NASDAQ’s corporate governance listing standards.

1.    No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Corporation or its wholly-owned subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation). These determinations must be disclosed.

2.    The Board has established the following criteria for determining director independence:

a.    A director who is an employee, or whose immediate family member is an executive officer of the Corporation is not “independent” until three years after the end of such employment relationship;

b.    A director who receives, or whose immediate family member receives, more than $60,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $60,000 per year in such compensation;

c.    A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external registered public accounting firm of the Corporation is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

d.    A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

e.    A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board determined that each member of the Board, except for Mr. Jennings, meets the aforementioned independence standards. Mr. Jennings does not meet the aforementioned independence standards, because, as the current President and Chief Executive Officer of the Corporation, he is an employee of the Corporation.

With effect from March 22, 2006 the Corporation voluntarily withdrew its common stock listing from the New York Stock Exchange (“NYSE”) and listed its common stock on the NASDAQ Stock Market (“NASDAQ”). Rule 4200(a)(15) of NASDAQ’s Marketplace Rules sets forth the applicable criteria for determining director independence. By virtue of Rule 4200(a)(15), all directors of the Corporation, except for Mr. Jennings, may be defined as independent.

Executive Sessions of Non-Employee Directors

“Non-employee” directors are all those who are not Corporation officers, and includes such directors who are not independent by virtue of a material relationship, former status or family membership, or for any other reason. Executive sessions are led by the Chairman. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Chairman at his own discretion or at the request of the Board. Dr. Robert E. Bew has been designated as the Chairman. There were four executive sessions during the fiscal year 2006.

Contacting the Board of Directors

Any stockholder who desires to contact the Chairman or any of the directors of the Corporation may do so via the following e-mail address: contact.board@innospecinc.com, or by writing to them at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England. Communications received electronically or in writing will be forwarded to the addressee of the communication.

Committees of the Board of Directors

The Corporation has Audit, Compensation and Nominating and Corporate Governance Committees, the members of which are as shown below.

Audit Committee

The Audit Committee operates pursuant to a written Charter, and is responsible for monitoring and overseeing the Corporation’s internal controls and financial reporting process, the independent audit of the Corporation’s consolidated financial statements by the Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and the other responsibilities set forth in its Charter. The Charter was filed with the Corporation’s 2005 Proxy Statement. Mr. C. Hale has served as a member of this Committee since its formation on May 11, 1998. On February 20, 2002 Mr. M. Hale was appointed Chairman of the Committee. On

March 31, 2004, Dr. Bew was appointed to the Committee. Mr. H. Aldous was appointed to the Committee on February 15, 2005. Dr Bew resigned from the Committee with effect from December 31, 2005. Each of the members of the Committee meets the criteria for director independence for service on the audit committee as set forth in Rule 4350(d) of NASDAQ’s Marketplace Rules. The Committee met eight times during the fiscal year 2006.

All Audit Committee members possess the required level of financial literacy and at least one member of the Committee meets the current standard of requisite financial management expertise as required by NASDAQ on the date hereof. The Board of Directors has determined that Messrs. M. Hale and H. Aldous qualify as Audit Committee Financial Experts, as such term is defined in Item 401(h) of Regulation S-K, and are independent for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board made this determination based on Mr. M. Hale’s 40 years of experience as a securities analyst and portfolio manager with emphasis on balance sheet study and his direct experience serving on the audit committee of the Great Lakes Chemical Corporation (now Chemtura Corporation) for the last 26 years (including five years as its chairman), and Mr. Aldous’ qualification as a chartered accountant and appointment as a partner of RSM Robson Rhodes, Chartered Accountants.

PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, reports directly to the Audit Committee.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of officers’ certifications with the Securities and Exchange Commission (the “SEC”) to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal controls.

Any stockholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Corporation without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Corporate Secretary or to the Audit Committee. Confidential, anonymous reports may be made by writing to: Corporate Secretary, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England. The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee. All complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters will be retained in accordance with the Corporation’s document retention policy.

The Corporation’s Internal Audit group reports directly to the Audit Committee.

The Corporation limits the number of public company audit committees on which its audit committee members may serve to three or less.

The Audit Committee Report appears later in this Proxy Statement.

Compensation Committee

The Compensation Committee operates under a formal charter that governs its duties and standards of performance. The Charter was filed with the Corporation’s 2004 Proxy Statement.

The Compensation Committee reviews management compensation programs, recommends compensation terms and agreements for senior executive officers to the Board for Board approval, reviews changes in compensation for senior executive officers and non-employee directors and administers the Corporation’s stock option plans. Mr. Puckridge and Mr. C. Hale were appointed to the Committee on February 20, 2002. Mr. Puckridge was appointed Chairman on March 31, 2004. Mr. Haubold was appointed to the Committee on April 1, 2004. Each of the members of the Committee meets the criteria for director independence as set forth in Rule 4200(a)(15) of NASDAQ’s Marketplace Rules. The Committee met four times during the fiscal year 2006.

Compensation Committee Interlocks and Insider Participation

As described under “Director Independence” above, each of the Compensation Committee members are independent under the rules of the NASDAQ Stock Market and under the Corporation’s independence criteria.

During 2006 no Compensation Committee members were officers or employees of the Corporation, were former officers of the Corporation or were engaged in transactions with a related person that would be required to be disclosed by the rules promulgated by the SEC.

In addition, during 2006 none of the Corporation’s executive officers served as directors or board committee members of other entities, of which no executive officers served as a director of the Corporation or as a member of any of the Corporation’s Board Committees.

Nominating and Corporate Governance Committee

On November 19, 2002, the Corporation formed a Nominating and Corporate Governance Committee and appointed Mr. Haubold as its Chairman and Mr. Puckridge as a member. Dr. Bew was appointed to the Committee on November 1, 2005. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board and management. The Committee met three times during the fiscal year 2006.

Each of the members of the Committee meets the criteria for director independence as set forth in Rule 4200(a)(15) of NASDAQ’s Marketplace Rules. The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance. The Charter was filed with the Corporation’s 2004 Proxy Statement.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any time during the year. The nominees for election at this year’s Annual Meeting of Stockholders were recommended for nomination by non-employee directors of the Corporation.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for election to the Board as described in the Corporate Governance Guidelines which may be found at Appendix A of the Corporation’s 2004 Proxy Statement. In order for any candidate to be considered by the Committee, and if nominated, included in the Proxy Statement, such recommendation should be received no later than the deadline for submission of stockholder proposals. See “Stockholders’ Proposals For the 2007 Annual Meeting”. Recommendations should be sent to the Corporate Secretary and should specify the nominee’s name, qualification for Board membership and any other information required by the Corporation’s Bylaws. All properly submitted stockholder proposals for director nominees received by the Corporate Secretary will be submitted to the Committee for review and consideration.

Code of Ethics

Management has adopted a Code of Ethics, violations of which may be reported to the Chairman of the Nominating and Corporate Governance Committee or the Corporate Secretary. This Code of Ethics is intended to promote, among other things, honest and ethical conduct, full and accurate reporting and compliance with applicable laws and regulations.

Copies of Code of Ethics, Corporate Governance Guidelines and Committee Charters

Any stockholder who requires a copy of the Code of Ethics, Corporate Governance Guidelines or any of the Board Committee Charters may obtain one by writing to Investor Relations at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, or by e-mail to: investor@innospecinc.com. These documents can also be accessed via the Corporation’s website, www.innospecinc.com. The Charters of the Committees may be accessed at the Corporation’s website at www.innospecinc.com under the “About Us”, then “Corporate Governance” headings.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to help us recruit and retain the executive talent required to successfully manage our businesses. Accordingly, the overall compensation program is designed to motivate employees to achieve business objectives and maximize their long-term commitment to our success by providing compensation elements that align executives’ interests with shareholder value and achievement of our long-term strategies.

Compensation Philosophy

The compensation philosophy of the Corporation is to link executive compensation to continuous improvement in corporate performance and increases in stockholder value. The goals of the Corporation’s executive compensation programs are to:

•

Establish pay levels that are necessary to attract and retain highly qualified executives in light of the overall competitiveness of the market for high quality executive talent and the Corporation’s unique business profile.

•	Recognize superior individual performance, new responsibilities and new positions within the Corporation.

•

Balance short-term and long-term compensation to complement the Corporation’s annual and long-term business objectives and strategy and to encourage executive performance in the fulfilment of those objectives.

•	Provide variable compensation opportunities based on the Corporation’s performance.

•	Encourage stock ownership by executives.

•	Align executive remuneration with the interests of stockholders.

•	Focus on reward for achievement of exceptional performance.

The Corporation regularly carries out a review of the market to ensure that each component of our executive compensation program is competitive at the market median, and aims to provide a balance between fixed elements of pay and performance related elements. No element of compensation is driven by tax, accounting or regulatory considerations. Further information on each of the components of compensation is given below.

Role of the Compensation Committee and its advisors in determining compensation

The Corporation’s Compensation Committee is responsible for assisting the Board in fulfilling its responsibilities for establishing and maintaining executive compensation and incentive programs in accordance with the philosophy outlined above. The Committee provides oversight to ensure that compensation and incentive programs are competitive, closely related to the achievement of corporate objectives and aligned with long-term interests of shareholders. The Chief Executive Officer (“CEO”) makes recommendations to the Committee on the performance of the senior executive officers, excluding himself. The Senior Vice President,

Human Resources provides information to the Committee as requested. No further role is played by executive officers. The Compensation Committee reviews and, if appropriate, approves the recommendations of the CEO on the base salary for the named executive officers. In addition, the Committee recommends a base salary for the CEO to the Board, taking into account the market information provided by Hay Group, the performance of the CEO in the previous year and the overall business performance and results. Independent advice is provided to the Committee by Hay Group, who were appointed by the Committee. As part of their role as advisors to the Committee, Hay Group undertake external benchmarking of the senior executive salaries and overall compensation packages and provide ad hoc advice and support to the Chairman of the Committee as required. In addition, they provide advice on the CEO’s overall package and attend at least one Compensation Committee meeting a year. In 2006, the advisors attended one meeting of the Compensation Committee and had a number of telephone or e-mail discussions with the Chairman of the Committee. Any additional work undertaken by the advisor for the Corporation must have the approval of the Committee.

Elements of Compensation

The material elements of compensation for the Corporation’s named executive officers are discussed and explained in separate sections below.

A. Base Salary

The level of base salary takes into account a number of factors. Each year the external market is assessed by Hay Group, as independent advisors, and base salary is targeted at the median level of the relevant market. In addition, the level and scope of responsibility, experience, and corporate, business unit and individual performance are all key criteria in evaluating role size and hence base salary determination.

The relevant external market and the Hay Group pay database used for executives based in the UK comprises UK-based roles within industrial and service companies. All executive jobs are assessed and graded as described above, ensuring that when they are matched into the database by Hay Group, only jobs which are of a similar size are included. We believe that this approach is appropriate as it takes into account the specific nature of the roles as well as the size of the Corporation, the nature of its business and the markets within which it operates.

In addition we look at data for companies based in the UK with a revenue range of $275 million to $550 million and a market capitalization range of $320 million to $505 million. This provides an additional check to ensure that there is consistency in the data.

For the executive based in the US, namely the position of Executive Vice President, Fuel Specialties, US Chemical Industry data is used. Again the role is assessed before matching it into the database to ensure it is compared with jobs of a similar size in the United States.

In setting base salaries the Compensation Committee target the median (50th percentile) of the survey group. Individual salaries within a range are determined by each officer’s experience, expertise, overall performance and contribution to the Corporation and market competitiveness. We believe that this methodology enables us to remain competitive in our markets without incurring unnecessary costs. In 2006, Mr. Jennings’ base salary was increased by 5.45% to $532,527. The base salary increases for the other named executive officers were on average 4.1%, based on a competitive analysis.

B. Incentives

Incentive programs are operated both over the short-term and the long-term. Linking a significant proportion of pay to performance is a key element of executive remuneration. In setting the policy levels, the Compensation Committee reviewed each element of overall compensation and targeted market median practice in terms of the different components, using the benchmark market specified above. The Committee believes that the overall compensation has the appropriate balance between long and short term incentives and cash and non-cash compensation, based on knowledge of market practices. However, the Committee expects to review the policy on the allocation of compensation between the different elements of reward during 2007 to ensure it continues to be appropriate for the Corporation and in line with market practice. The features of the incentive programs operated by the Corporation are outlined below.

i) Annual Incentives

Management Incentive Compensation Plan (MICP)

The Corporation’s short term incentive plan is the MICP which is driven by annual performance. For the executives and senior management team, payments are based on achievement against pre-determined targets set by the Board for corporate performance and business unit performance (where appropriate) and personal performance against objectives. All bonus payments are subject to a corporate performance threshold: if this is not achieved then no bonus payments are made to individuals for that year regardless of personal and business unit performance. Further, for those individuals with a business unit performance measure, if business unit performance is below a threshold level then no bonus will be paid for that year, irrespective of overall corporate and individual performance.

In the case of the CEO, the Committee has set a target bonus of 55% of his base salary. In calculating the bonus due, 70% is based on the achievement of corporate targets and business performance and 30% is based on achievement of personal objectives. In the case of the named executives, the target bonus is set at 40% (33% in the case of Mr. Williams, Executive Vice President and President, Fuel Specialties, see note 1 below), with 80% based on Corporate and business performance and 20% based on achievement of personal objectives.

	Corporate/Business Performance	Personal objectives	Target Bonus as % of salary
CEO	70% of target bonus	30% of target bonus	55%
Senior Executives	80% of target bonus	20% of target bonus	40	%(1)

(1)	In the case of Mr. Williams, (Executive Vice President and President Fuel Specialties) the target bonus level under this Plan is set at 33%, as he is also eligible for a bonus of up to a maximum of 50% of his base salary under a US bonus plan.

The Compensation Committee reviews the allocation between business and personal performance each year to ensure it is appropriate.

The performance measures are also reviewed to ensure they remain appropriate and stretching. The corporate measures are currently based on achievement of targeted levels of corporate cash and corporate operating income. These are key performance indicators for the Corporation. Personal objectives are specific to the particular business area or function within which the executive operates. In addition to the personal element shown above, if an individual’s performance assessment for the year is below satisfactory then the bonus is reduced or no bonus paid at all.

The levels of target bonus are kept under review and are targeted at the median level against the market. In 2006 the maximum bonus achievable for out-performance was equal to 150% of target bonus. In the case of the CEO, this gives a maximum bonus potential of 82.5% of his base salary. In the case of the other executives, the maximum bonus potential is 60% of their base salary (50% in the case of Mr. Williams). This is also reviewed to make sure the incentive to deliver exceptional performance is in line with market trends.

No awards are made under the bonus scheme until the annual business results have been audited by the independent registered public accounting firm and approved by both the Audit Committee of the Board and the full Board. Maximum bonuses are awarded when the business exceeds its targets for the business results by 10%.

If however the business results are less than 90% of the targets, no bonuses are paid to any executive, regardless of their personal performance.

In 2006, in determining the amount of bonus earned by the CEO, the Committee took into account, amongst other things, the significant improvement in the external value and perception of the Corporation, the improved operating performance of the Corporation and the simplified organization which resulted in improved effectiveness. Based on the strong performance and results of the Corporation, the Board approved the Compensation Committee’s recommendation for Mr. Jennings to be awarded a maximum bonus of $439,337.

A provision has now been introduced which allows for potential claw-back of bonuses already paid if, at some point in the future, it is identified that the audited results were inaccurate or need to be restated.

Co-Investment Plan

In recognition of the need to align shareholder and executive interests, the Corporation introduced the Co-Investment Plan in 2004. Under the terms of the plan an executive may invest a portion of the annual bonus (paid in accordance with the targets above) to purchase shares in the Corporation and receive an award of matching shares as described below. If the executive receives a bonus for exceeding his targets, then the executive is required to use one-third of that part of his bonus which is in excess of his target bonus to purchase shares, which will be matched as indicated:

Bonus payment	Compulsory amount	Voluntary amount	Match

Up to target bonus level	None	Maximum 50% of payment	1 matching share for every 2 shares purchased

Above target bonus level	One third of any bonus payment above the target level	Up to maximum of 100% of any bonus payment above the target bonus level	1 matching share for every share purchased

All elections for deferral must be made within 21 days of the bonus notification date. Shares will be purchased at market price on the next available trading opportunity in accordance with the Corporation’s trading policy. Participants in the plan must generally remain employed for 3 years and continue to hold the shares purchased under this plan in order to receive the matching shares. The Compensation Committee retains the discretion to permit release of matching shares in certain circumstances. In the event that the Corporation undergoes a change of control, restrictions on the matching shares will lapse and shares will be released.

ii) Long term Incentives

Share option plans

To further align shareholder and executive interests and to drive long-term performance the Corporation operates two equity based incentive plans, the Company Share Option Plan (CSOP) and the Performance Related Share Option Plan (PRSOP). The policy for granting options to the named executives under these plans is targeted at the UK market median and is as follows:

	CSOP grants as % of base salary	PRSOP grants as % base salary
CEO	20%	75%
Senior Executives	15%	45%

For example, the CEO will typically receive CSOP options, valued at market price, to the value of 20% of his base salary.

Other employees also participate in these plans but with a lower grant level.

In line with the focus on performance excellence, the performance rating of an individual is also taken into account in determining the grants made as follows:

Rating 1, defined as outstanding performance—125% of policy is granted

Rating 2, defined as exceeding performance expectations—100% of policy is granted

Rating 3, defined as a good performance—75% of policy is granted

If an individual receives a performance rating of below expectations for the year, they do not receive any stock option grants for that year.

The performance of the senior team is assessed by the CEO and the Compensation Committee. The CEO recommends a rating to the Compensation Committee. The Compensation Committee reviews these and assesses the performance of the CEO and makes a final recommendation on performance ratings to the full Board for approval.

This provides for a rigorous performance-related grant policy, in addition to the performance elements of the grants themselves.

In 2006, Mr. Jennings was rated as exceeding performance expectations and as such was awarded stock options at 100% of the policy levels. In the case of the other named executive officers, based on the assessment of their individual performance, as approved by the Compensation Committee, Dr. McRobbie, Dr. Hessner and Mr. Williams were awarded stock options at 100% of the policy levels and Mr. Hartley and Mr. Cleminson were awarded stock options at 75% of the policy. Under the terms of his agreement with the Corporation, Mr. Lawler was not eligible for any stock option awards.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the release of the annual financial results. The Committee determines the grant date to be used in advance and the share price used is typically the closing share price at the end of the day prior to the agreed grant date.

CSOP

Under the CSOP, options are granted at market value and become exercisable after three years. All options have a ten year term. Options are granted within 20 days after the announcement of results or similar information.

Except in certain circumstances participants must remain in employment with the Corporation in order to be able to exercise their options. The exceptions to this include death, injury, ill-health or disability, redundancy and the transfer of the part of the business within which the option holder works. In these cases, under the rules of the Plan, options vest and the holder has a 12 month period to exercise the options.

In the event of a change of control of the Corporation, under the rules of the Plan, all options become exercisable.

PRSOP

Under the PRSOP, participants are granted the right to acquire shares at no cost provided that specified performance criteria are achieved. The performance criteria that are set are designed to be “stretch” targets which focus on delivery of high performance and enhancing shareholder value. The performance criteria are regularly reviewed to ensure that they remain relevant and stretching. The criterion for awards made in 2006 is based on total shareholder return measured over a three year period starting with the financial year of the date of grant. The following levels of growth must be achieved before awards vest:

Compound growth in total shareholder return per annum	Proportion of options vesting
10%	100%
6%	40%
Below 6%	0% (Nil)

Awards vest on a straight line basis for growth between 6% and 10% pa.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the release of the annual financial results. The Committee determines the grant date to be used in advance and the share price used is typically the closing share price at the end of the day prior to the agreed grant date.

If participants cease employment with the Corporation prior to the end of the vesting period awards will lapse unless the Compensation Committee determines otherwise.

In the event of a change of control of the Corporation, under the rules of the Plan, all options become exercisable.

C. Shareholding Guidelines

To further align shareholder and executive interests the Corporation has adopted a shareholding requirement for the executive team. All executives are required to acquire shares and to retain the equivalent of one times base salary. This level of shareholding must be reached within an agreed number of years from appointment. For example, in the case of the CEO, this is 4 years from the date of his appointment into his position. Only shares which are registered in the executive’s name are taken into account for these purposes. Unvested equity awards do not count.

D. Other Benefits and Perquisites

These are provided as appropriate and are set by reference to median market practice. They consist of pension arrangements, company car or car allowance, life, disability and medical cover. There are no nonqualified deferred compensation plans. Full details are set out in the footnotes to the Summary Compensation Table.

E. Post-termination Compensation

Post-termination arrangements vary depending on the nature of the termination event and are in accordance with UK market norms. Full details are set out in the footnotes to the Post Employment Payments table.

F. Non Employee Directors

There are also two share plans which are specific to the non employee directors (NEDs). Under the NED Stock Plan non-employee directors are required to take one quarter of their annual fee in the form of shares in the Corporation and are required to hold these as shares as long as they remain a NED with the Corporation. The plan is intended to align the interests of the directors with those of the Corporation and its shareholders.

The NEDs are also eligible to participate in the Non Employee Director Stock Option Plan. The policy for granting options under this plan is

	Grant	Grant price
Annual grant	100% of annual basic fee	Market price on the day prior to the day of grant
Initial grant	1000 options	Zero price

The annual basic fee for a NED is currently $33,000 and this is the figure used for the annual grant for all NEDs, including the Chairman.

Under this plan, options become exerciseable after three years and have a ten year term. Generally, NEDs must remain a NED in order to exercise their options except in the case of death in which case options are able to be exercised for a 12 month period after the date of death.

If a NED ceases to be a NED with the Corporation prior to the end of the vesting period, awards will lapse unless the Compensation Committee determines otherwise.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive compensation ($)	Change in pension fund value and other deferred benefits ($)	All other compensation ($)	Total ($)
Paul W Jennings	2006	527,938	—	—	375,076	439,337	51,945	126,656	1,520,952
President & Chief Executive Officer

Ian P Cleminson	2006	173,932	—	—	20,343	91,281	—	44,380	329,936
Executive Vice President & Chief Financial Officer

Patrick Williams	2006	375,421	125,000	—	109,381	365,750	—	60,610	1,036,162
Executive Vice President & President, Fuel Specialties

Ian McRobbie	2006	222,477	—	—	148,686	134,553	87,039	143,484	736,239
Senior Vice President, Research & Technology

Cathy Hessner	2006	214,082	—	—	117,645	129,478	42,016	56,260	559,481
Senior Vice President, Human Resources

Jim Lawler	2006	—	—	—	—	—	—	692,728	692,728
Executive Vice President & Chief Financial Officer

Commentary on Summary Compensation Table

•

Mr. Williams is paid in US dollars. All the other Executives above are paid in pounds sterling. For the purposes of the Summary Compensation Table, an exchange rate of 1.8363 is used for 2006, being the average exchange rate for that year. The Corporation does not provide restricted stock awards.

•

The non equity incentive payments for all Executives listed above relate to incentive compensation earned for the stated year under the Management Incentive Compensation Plan. Under this plan, Mr. Williams has a target bonus of 33% and a maximum bonus of 50%. In addition, he has an additional potential bonus of 50% based on the performance of the Fuel Specialties business in America.

•

In his employment agreement entered into at the time of the purchase of the Starreon business from the Joint Venture, it was agreed that Mr. Williams would receive a loyalty bonus subject to his continued employment with the Corporation and satisfactory performance in his role. In 2006, Mr. Williams received a payment of $125,000 under this agreement. There are no more payments due under this agreement.

•	Mr. Cleminson was appointed as Chief Financial Officer in July 2006, having previously worked for the Corporation as Financial Controller for the Fuel Specialties and Performance Chemicals businesses.

•

Mr. Jennings and Dr. Hessner are members of a defined benefit (final salary) pension plan (Innospec Limited Pension Plan). Under this scheme, they receive a pension on retirement of 1/57 of their pensionable salary for each year of service. The amount of their annual salary which is defined as pensionable under this scheme is capped and for 2006, this cap was set at $199,422. Salary in excess of this is not pensionable. Dr. McRobbie is also a member of this pension plan but is not subject to the cap on pensionable salary as he joined the scheme prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary is his full base salary. The values stated under the change in pension value and other deferred benefits relate to the increase in the qualified pensions in the Innospec Limited Pension Plan only. There are no non qualified pension benefits for the named executives.

•

The Corporation also provides a number of defined contribution pension plans for employees. The amount paid into these plans in 2006 for the named executives by the Corporation is included in all other compensation and is detailed below.

Mr. Jennings	$14,543
Mr. Cleminson	$20,099
Mr. Williams	$42,335
Dr. McRobbie	$21,330
Dr. Hessner	$12,120

•

For UK based executives, where pensionable salary is subject to a cap, executives receive a salary supplement of 20% in lieu of pension for any salary above the pensions cap. Any supplement paid is taxable. For 2006, the pensions cap was set at $199,422. The amount paid to individuals is included in all other compensation and is detailed below.

Mr. Jennings	$71,396
Mr. Cleminson	$3,012
Dr. Hessner	$3,133

•

Executives based in the UK are entitled to a leased company car or an allowance in lieu of a car. The allowance is set at $25,087 per annum. Mr. Jennings, Dr. Hessner and Mr. Cleminson all elected to receive the allowance, whilst Dr. McRobbie elected to take a leased car for part of the year and switched to the allowance when the lease on the car expired. The amount paid in 2006 for a car/car allowance is included in all other compensation and is detailed below.

Mr. Jennings	$25,065
Mr. Cleminson	$19,722
Dr. Hessner	$25,065
Dr. McRobbie	$26,496

•

The named executives are eligible for medical insurance and life and disability insurance through programs which are available to substantively the majority of salaried employees in the relevant part of the business. The cost of these insurances is included in all other compensation and is detailed below.

Mr. Jennings	$15,651
Mr. Cleminson	$1,548
Mr. Williams	$17,735
Dr. McRobbie	$3,861
Dr. Hessner	$10,433

•

Following the closure of the European headquarters in late 2005, the office base for Mr. Jennings, Dr. McRobbie and Dr. Hessner was changed to Ellesmere Port. As a result, the Corporation provided relocation assistance to the value of $91,797 to Dr. McRobbie to enable him to move closer to his new office base. This is included in the all other compensation figure. In line with the support offered to other affected staff, Dr. Hessner was provided with a temporary commuting allowance to offset the additional transport costs from this move. In 2006, this commuting allowance was $5,509 and is included in the all other compensation figure.

•

Mr. Lawler stepped down as Executive Vice President & Chief Financial Officer in July 2006 and left the Corporation in October 2006. During the year, in line with his agreement with the Corporation, Mr. Lawler was not paid a salary but was compensated via a consulting agreement and did not receive any benefits or stock awards. The amount of payment made under the consultancy agreement is shown as all other compensation.

Grant Based Awards Table

Name	Grant Date	Estimated Future Payouts under Equity Plan Awards ($)			All other stock awards: No of securities	All other option awards: No of securities	Exercise or base price of option awards ($)	Market price of option awards ($)	Grant Date Fair Value of stock and option awards ($)
		Threshold	Target	Maximum
Paul W Jennings President & Chief Executive Officer	02/13/2006 02/28/2006 02/13/2006	7,222 — —	12,639 — —	18,055 — —	— 2,663	— — 4,820	0.00 0.00 19.93	19.94 23.23 19.94	245,548 61,063 37,741

Ian P Cleminson Executive Vice President & Chief Financial Officer	02/13/2006 07/05/2006	214 2,000	375 3,500	535 5,000	— —	— —	0.00 0.00	19.94 24.54	7,276 121,650

Patrick Williams Executive Vice President & President, Fuel Specialties	02/13/2006 02/13/2006	3,160 —	5,530 —	7,900 —	— —	— 2,635	0.00 19.93	19.94 19.94	107,440 20,632

Ian McRobbie Senior Vice President, Research and Technology	02/13/2006 02/28/2006 02/13/2006	1,834 — —	3,210 — —	4,585 — —	— 815 —	— — 1,530	0.00 0.00 19.93	19.94 23.23 19.94	62,356 18,688 11,980

Cathy Hessner Senior Vice President, Human Resources	02/13/2006 02/28/2006 02/13/2006	1,764 — —	3,087 — —	4,410 — —	— 350 —	— — 1,470	0.00 0.00 19.93	19.94 23.23 19.94	59,976 8,026 11.510

Jim Lawler Executive Vice President & Chief Financial Officer	—	—	—	—	—	—	—	—	—

Commentary on Grant Based Awards Table

•	Details of the grant policy and performance criteria for the awards made in 2006 are covered earlier in the Compensation Discussion and Analysis.

•	The Grant Based Awards Table details awards made under three separate plans

¡

The PRSOP plan.    Options are granted at zero price and vesting is subject to achievement of performance criteria as set by the Compensation Committee. In 2006, the performance criterion was the compound increase per annum in Total Shareholder Return (“TSR”). The threshold level is set at 6% per annum over three years, in which case 40% of the options will vest. The target level is set at 8% per annum over three years, in which case 70% of the options will vest and the maximum level is set at 10% compound increase per annum in TSR in which case all the granted options will vest.

¡	The CSOP plan. Options are granted at market price and vest after three years.

¡

The Co-Investment Plan.    The named executives are required to use part of their annual incentive compensation to buy shares in the Corporation and an award of matching stock is made. In order to receive the matching shares, executives must remain employed with the Corporation and continue to hold the shares they purchased with their bonus. The stock awards detailed in the table under “All other stock awards” relates to the matching shares awarded under this scheme

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities underlying un-exercised options Exercisable	Number of Securities underlying un-exercised options Un- exercisable	Equity Incentive plans Awards: Number of Securities underlying un-exercisable unearned options	Option exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)	Equity Incentive plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Paul W Jennings		2,500		21.16	05/12/2014	778	36,216
President and Chief Executive Officer		4,820		19.93	02/13/2016	2,663	123,963
		2,820		19.77	02/18/2015
			7,222	0.00	02/13/2016
			2,000	0.00	07/25/2015
			3,384	0.00	02/18/2015
			3,200	0.00	05/12/2014
			35,000	0.00	03/17/2013

Ian P Cleminson			214	0.00	02/13/2016
Executive Vice President and Chief Financial Officer			96	0.00	02/18/2015
			68	0.00	05/12/2014
			5,000	0.00	07/05/2016

Patrick Williams		2,635		19.93	02/13/2016
Executive Vice President and President, Fuel Specialties			1,054	0.00	02/13/2016
			240	0.00	02/18/2015
			5,000	0.00	10/11/2014

Ian McRobbie	2,502			17.13	02/19/2012	815	37,938
Senior Vice President, Research & Technology		1,530		19.93	02/13/2016	318	14,803
		1,570		19.77	02/18/2015
		1,300		23.00	05/12/2014
	489			17.13	02/19/2012
			1,834	0.00	02/13/2016
			1,884	0.00	02/18/2015
			1,540	0.00	05/12/2014
	1,181			0.00	02/19/2012
			24,000	0.00	03/17/2013

Cathy Hessner		416		19.93	02/13/2016	350	16,293
Senior Vice President, Human Resources		1,130		19.77	02/18/2015	306	14,244
		1,000		23.00	05/12/2014
		1,054		19.93	02/13/2016
			1,764	0.00	02/13/2016
			1,360	0.00	02/18/2015
			1,100	0.00	05/12/2014
			18,000	0.00	03/31/2013

Jim Lawler
Executive Vice President and Chief Financial Officer	—	—	—	—	—	—	—	—	—

With respect to non vested or unearned performance based share options, the number of shares reported in the table is based on achieving threshold performance goals, as in the previous fiscal year (2005) the performance achieved did not exceed the threshold performance of 6% increase in TSR per annum. In the case of the option grants which expire in 2013, however, the number of shares reported is based on full achievement of the performance criteria as these shares vest in March 2007 and this is the expected outcome. The number of shares reported for Mr. Cleminson in the case of those granted in June 2006, which expire in June 2016, and those reported for Mr. Williams in the case of those which expire in October 2014, are based on full achievement of the performance criteria as this is the expected outcome in each case.

Options Exercised and Stock Vested Table

During the year none of the named executives exercised any options or acquired any shares on vesting.

Pensions Benefit Table

Name	Plan Name	Number of years of credited service at December 31, 2006	Present Value of Accumulated Benefits($)	Payments During Last Fiscal Year
Paul W Jennings	Innospec Limited Pension Plan	5.563	124,876	0
President and Chief Executive Officer

Ian McRobbie	Innospec Limited Pension Plan	5.0	187,316	0
Senior Vice President, Research and Technology

Cathy Hessner	Innospec Limited Pension Plan	4.208	84,042	0
Senior Vice President, Human Resources

•

The Corporation operates a defined benefit pension plan for relevant employees based in the UK called the Innospec Limited Pension Plan. The scheme was available to all employees in the UK, but is now effectively closed to new members. Mr. Jennings, Dr. McRobbie and Dr. Hessner are members of this scheme. The Corporation does not participate in any other defined benefit pension arrangements in respect of any of the named executives. The Defined Benefit Pension Table therefore covers the Innospec Limited Pension Plan only.

•

The scheme provides a pension on retirement of 1/57 of pensionable salary for each year of service. The amount of annual salary which is defined as pensionable under this scheme is capped and for 2006 this cap was set at $199,422. In the case of Mr. Jennings and Dr. Hessner, salary in excess of this is not pensionable. Dr. McRobbie is also a member of this pension plan but is not subject to the cap on pensionable salary as he joined the scheme prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary is his full base salary.

•

In the case of the named executives, pensionable salary under the scheme is defined as base salary only, up to the pensions cap where relevant. Any bonus payments or supplementary payments are not treated as pensionable.

•

Under the rules of the Plan, normal retirement age is 65 although members can retire at 60 without an actuarial reduction. Retirement between the ages of 55 and 60 is permitted, but the pension payable is reduced by an amount determined by the actuarial advisors to the trustees of the Plan. If a member of the scheme is made redundant by the Corporation and is already age 50 or over, then, under the rules of the Plan, they are able to take their pension immediately without any actuarial reduction. If, however, a member was under 50 at the time of severance, they would be entitled to unreduced pension benefits from age 55. Any benefit paid would be in the normal form payable by the Plan, namely a monthly pension with an option to surrender part of this pension for a tax free lump sum, in line with UK tax regulations.

•

If an individual chooses to transfer benefits into the Plan from another scheme, they will be provided with a service credit in lieu of the transferred in benefits. The amount of service credit given is calculated by the actuaries on behalf of the Trustees of the Plan and is designed to be cost neutral to the Plan.

•

Mr. Jennings joined the Innospec Limited Pension Plan on July 1, 2004 and received a service credit of 3.063 years in lieu of transferred in benefits from another scheme. His credited service in the Plan at December 31, 2006 was therefore 5.563 years. Dr. Hessner joined the Innospec Limited Pension Plan on July 1, 2004, and on joining the Plan, received a service credit of 1.708 years in lieu of transferred in benefits, giving a credited service in the Plan at December 31, 2006 of 4.208 years.

•	The Corporation does not provide any non qualified deferred compensation programs.

•	The present value of accumulated benefits as at December 31, 2006 has been calculated using the following principal assumptions:

Discount rate	5.1%
Post retirement pensions Increases	2.8% per annum on pensions in excess of the Guaranteed Minimum Pension (GMP). GMP is assumed to increase in line with statutory requirements

Pre retirement decrements	Individuals are assumed to remain in service and retire at the earliest age at which they can take their full pension benefits unreduced in normal health and circumstances (age 60 for each of the above individuals).

Post retirement mortality	PA92 series tables projected to current calendar year. An allowance is made for future improvements in mortality which is equivalent to reducing the discount rate by 0.25% pa. The discount rate of 5.1% pa is before this reduction.

Post Employment Payments Table

Name and Principal position	Retirement ($)	Termination without cause ($)	Termination in event of Change of Control ($)	Death in service ($)
Paul W Jennings	422,882	1,272,632	5,273,834	6,021,670
President and Chief Executive Officer

Ian P Cleminson	0	346,418	852,695	1,194,890
Executive Vice President and Chief Financial Officer

Patrick Williams	70,144	805,144	1,801,069	1,157,944
Executive Vice President and President, Fuel Specialties

Ian McRobbie	312,591	651,616	2,604,972	2,938,716
Senior Vice President, Research and technology

Cathy Hessner	144,007	471,185	2,016,447	2,336,653
Senior Vice President, Human Resources

Jim Lawler	0	0	0	0
Executive Vice President and Chief Financial Officer

•	During 2006 Mr. Lawler left the organization but as specified in the agreement with him did not receive any payments relating to or as a consequence of his departure.

•	In the case of resignation, none of the named executives would be entitled to any post employment payments from the Corporation.

•

In terms of any payments relating to stock options, the named executives are treated in line with the majority of salaried employees in their relevant business in the event of retirement or change of control. In the case of retirement under the rules of the Company Share Option Plan (“CSOP”), any CSOP options granted will vest and become exercisable, whilst under the rules of the Performance Related Share Option Plan (“PRSOP”) options which have not vested will lapse. In both cases, the named executives are treated as all other employees with options under the plan. The value of any share options which will become exercisable under each scenario, using the year end share price of $46.55, is included in the table above.

•

In the case of a change of control, under the rules of the stock option plans, all options will become exercisable. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Corporation; there is a consolidation or merger and the Corporation is not the surviving corporation; the shareholders of the Corporation approve plans or proposals for a liquidation or dissolution of the Corporation or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. The value of any share options which will become exercisable in these scenarios, using the year end share price of $46.55, is included in the table above.

•

Named executives based in the UK are provided with life assurance cover at 4 times their base salary if they die in service. In the case of executives based in the US, the death in service cover is 1.25 times base salary. The amount of these potential payments for each named officer is included in the table above.

•

In case of termination without cause, the Corporation would normally be liable for a severance payment to the individual. The severance payment would normally cover loss of salary and other direct compensation for the duration of the notice period specified in the employment agreement with the executive. In the case of all the named executives, this notice period is 12 months. In addition, in line with the rules of the share option plans, any CSOP options would vest and the executive would have 12 months from the date of termination to exercise these and any vested options under any of the share plans. With regards to the options, the named executives are treated the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the severance payments and the value of any share options which will become exercisable, using the year end share price of $46.55.

•

The named executives have a change of control agreement with the Corporation. This specifies that in the event of a change of control of the Corporation, then if the Corporation terminates the executive within 12 months of the change of control, or if the executive terminates his employment within 12 months for good cause, the executive will be entitled to a compensation payment. In the case of the Corporation terminating the executive, this is calculated as 24 months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the executive terminates his employment, the payment is calculated as 24 months compensation, defined as above, from the date of the Change of Control. In addition, under the rules of the share option plans, all options would vest on the Change of Control. The named executives are treated in the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the compensation payments and the value of any share options which will become exercisable, using the year end share price of $46.55 as an indication.

•

As part of their employment agreement with the Corporation, each of the named executives, including the Chief Executive Officer and the Chief Financial Officer is subject to a 12 month non solicitation period, with respect to customers and employees, and a 12 month non compete period, from the date their employment with the Corporation ends.

Directors Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-stock incentive Compensation	All other compensation	Total ($)
Robert E Bew	147,472	34,978	10,081			192,531
James M C Puckridge	93,214	8,236	10,081			111,531
Martin M Hale	70,764	8,236	10,458			89,458
Charles M Hale	62,564	8,236	10,423			81,223
Hugh Aldous	56,764	8,236	17,784			82,784
Benito Fiore	17,600					17,600
Sam Haubold	59,764	8,236	16,117			84,117

Mr. Fiore retired as a Director in May 2006.

Under the NED Stock Plan, the Non Employee Directors are required to take one quarter of their annual retainer fee in stock in the Corporation. This is taken at fair market value and the NEDs are required to hold the stock as long as they remain a NED.

During fiscal year 2006 the non-employee directors received the following compensation:

•	An annual retainer of $140,000, paid quarterly, to Dr. R Bew, as Chairman of the Board;

•	An annual retainer of $33,000, paid quarterly, for all other non employee directors;

•	Mr. J M C Puckridge, and Mr. S Haubold receive an annual retainer of $6,000 as Chairman of the Compensation Committee and Nominating and Governance Committee respectively;

•	Mr. M Hale receives an annual retainer of $16,000 as Chairman of the Audit Committee;

•	Mr. C Hale and Mr. H Aldous receive an annual retainer of $5,000 as members of the Audit Committee;

•	Each NED receives a daily fee of $2,500 for each Board Meeting attended;

•	Each NED receives a daily fee of $1,800 for each Committee Meeting attended and for special assignments;

•

Mr. J M C Puckridge also acts as Chairman of the UK Pension Fund Trustees on behalf of the Corporation and as such receives an annual retainer of $25,000 and $1,800 per day for attending pensions meetings;

•

Each director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its Committees and related activities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s Common Stock and other equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation’s Common Stock or other equity securities with the SEC. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that each of its officers, directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2006 except that a late Form 4 was filed for Richard Shone on March 24, 2006.

TRANSACTIONS WITH EXECUTIVES, OFFICERS, DIRECTORS AND OTHERS

During the past fiscal year, the Corporation and its subsidiaries had no transactions in which any director, or any member of the immediate family of any director, had a material direct or indirect interest reportable under the applicable rules of the SEC. The Corporation has not made any charitable contributions to any charity on which any director serves as an executive officer.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

The Corporation has retained and continues to retain Kirkland & Ellis International LLP, a law firm in which Mr. Haubold was formerly a partner, to perform significant legal services for the Corporation. Mr. Haubold retired from Kirkland & Ellis International LLP in June 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The table “Beneficial Owners as of December 31, 2006” sets forth certain information with respect to the beneficial ownership of the Corporation’s Common Stock as of December 31, 2006 by holders of more than five percent of the Corporation’s outstanding Common Stock and as of December 31, 2006. The table “Share Ownership of Directors and Officers” sets forth information with regard to the directors of the Corporation and the executive officers of the Corporation included in the Summary Compensation Table in the CD&A (“Named Executives”), and all current directors and executive officers of the Corporation as a group. As of December 31, 2006, excluding treasury stock, there were 11,902,503 shares of Common Stock outstanding. As of February 6, 2007, excluding treasury stock, there were 11,900,963 shares of Common Stock outstanding. According to the rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. The percentage of the Corporation’s Common Stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within 60 days of December 31, 2006 for five percent holders and executive officers of the Corporation. To the knowledge of the Corporation, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Corporation’s corporate address.

Beneficial Owners as of December 31, 2006

(Information as Reported in Schedule 13Gs as of December 31, 2006)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Tontine Capital Partners, LP(1) 55 Railroad Avenue, 3rd Floor Greenwich, Conneticut 06830	2,151,700	18.22%

T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	1,704,800	14.43%

FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	1,359,985	11.51%

Barclays Global Investors, NA(4) 45 Fremont Street San Francisco, CA 94105	614,302	5.20%

Based on a review of filings with the Securities and Exchange Commission, the Corporation is unaware of any other holders of more than 5% of the outstanding shares of Innospec Inc common stock(5)

Notes:

(1)

According to Schedule 13G dated January 17, 2007 filed jointly by Tontine Capital Partners LP, a Delaware limited partnership (“TCP”), Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), Jeffrey L. Gendell (“Gendell”) and Tontine Overseas Associates LLC, a Delaware limited liability company (“TOA”), 2,111,800 shares are jointly controlled by TCP, TCM and Gendell, which have shared power to vote or direct the vote and to dispose or direct the disposition. TCM, the general partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of shares. Gendell is the managing member of TCM and in that capacity, directs its operations. TOA and Gendell beneficially hold 39,900 shares and have shared power to vote or direct the vote and to dispose or direct the disposition of these shares.

(2)

According to a Schedule 13G dated February 14, 2007 filed jointly by T. Rowe Price Associates, Inc., a Maryland corporation, (“T. Rowe Price”) and T. Rowe Price Small-cap Value (“TRP Fund”), T. Rowe Price and TRP Fund beneficially hold 1,258,000 shares. T Rowe Price has sole voting power over 408,600 shares and TRP Fund sole voting power over 1,258,000 shares. T Rowe Price has sole dispositive power over 1,704,800 shares.

(3)

According to a Schedule 13G dated February 14, 2007 filed jointly by FMR Corp. (“FMR”), Edward C Johnson 3d (“Mr. Johnson”), Fidelity Management & Research Company (“FM&R”) and Fidelity Low-Priced Stock Fund (“Fidelity Stock”), various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock shown as beneficially owned by FM&R and Fidelity Stock. Edward C. Johnson 3d and FMR, through its capital of FM&R and Fidelity Stock have sole power to dispose of the shares.

(4)

According to Schedule 13G dated January 31, 2007 filed jointly by Barclays Global Investors, NA (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited (collectively, the “Barclays Group”), 614,302 shares are beneficially owned by the Barclays Group. BGI beneficially owns 410,459 shares and has sole voting power over 374,934 shares and sole dispositive power over 410,459 shares. BGFA beneficially owns 203,843 shares and has sole voting and sole dispositive power over 203,843 shares.

(5)

Prospector Partners LLC, which shared investment discretion with White Mountains Advisors LLC, and Artisan Partners Limited Partnership each held above 5% of Innospec Inc’s outstanding shares of common stock during 2006, but as of December 31, 2006 had reduced such holdings to below 5%.

Share Ownership of Directors and Officers

as of March 12, 2007

The following table sets forth the amount of the Corporation’s common stock beneficially owned by each of the directors, the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Corporation:

Name	Shares Owned Directly or Indirectly	Shares Underlying Options Exercisable within 60 days	Total	Percent of Class
H Aldous	3,784	—	3,784	*
R E Bew	11,160	34,674	45,834	*
I Cleminson	176	170	346	*
C Hale(1)	129,430	23,732	153,162	1.04
M Hale(1)	108,927	23,847	132,774	*
C Hessner	833	21,750	22,583	*
S Haubold	5,096	—	5,096	*
P W Jennings	6,429	45,500	51,929	*
I McRobbie	1,316	32,732	34,048	*
J Puckridge	3,596	669	4,265	*
P Williams	3,850	—	3,850	*

Directors and Executive Officers as a group(13 persons)(2)	280,170	195,180	475,350	3.22

Notes:

(*)	Less than 1%
(1)	In the case of Mr. C Hale and Mr. M Hale, these figures include 11,355 and 12,000 respectively over which Mr. C Hale and Mr. M Hale both disclaim beneficial ownership as such shares are held indirectly through a trust.
(2)	Includes the above named directors and officers as well as A Hartley and R Shone.

Equity Compensation Plans

The following table summarizes information, as of February 6, 2007, relating to current stock option plans of the Corporation approved by security holders pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares have been granted from time to time under the CSOP, PRSOP, NEDs’ Stock Option Plan, Co-Investment Plan, NED Stock Plan and Savings Related Plan.

Equity Compensation Plan Information

Plan	Number of Options Exercised	Number of Options outstanding	Total Number of Authorized Shares
PRSOP	330,785	305,632	1,076,051
CSOP	850,095	281,664	1,258,730
NEDs Stock Option Plan	72,461	129,791	263,922
Savings Related Plan	88,625	73,654	299,297
Co-Investment Plan	—	11,443	95,000
NEDs Stock Plan 2004	—	10,521	50,000

Total	1,341,966	812,705	3,043,000

The closing price of the Corporation’s Common Stock on NASDAQ Stock Market on March 12, 2007 was $56.99.

COMPENSATION COMMITTEE REPORT

The Board has adopted a written Compensation Committee Charter.

As part of fulfilling its responsibilities, the Compensation Committee:

1.	reviewed and discussed the Compensation Discussion and Analysis report for fiscal year 2006 with management; and

2.	received the written Compensation Discussion and Analysis disclosure.

Based upon these reviews and discussions, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s Compensation Discussion and Analysis be included in this Proxy Statement filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Current Members	Position	Date Appointed
James M. C. Puckridge	Chairman	February 20, 2002
Charles M. Hale	Member	February 20, 2002
Samuel A. Haubold	Member	April 1, 2004

AUDIT COMMITTEE REPORT

The Board has adopted a written Audit Committee Charter.

As part of fulfilling its responsibilities, the Audit Committee:

1.	held meetings with the Corporation’s internal auditors and the independent registered public accounting firm, both in the presence of management and privately to discuss the overall scope and plans for the respective audits, the results of the audits, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s final reports;

2.	reviewed and discussed the audited financial statements for fiscal year 2006 with management and the independent registered public accounting firm;

3.	discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees) as amended or supplemented; and

4.	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed that firm’s independence with representatives of the firm. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Corporation is compatible with its independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

Principal accountant fees and services

Aggregate fees for professional services rendered for the Corporation by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2006 and 2005 (Note 1) were:

	2006	2005
	$,000	$,000
Audit	1,518	1,724

Audit related	37	12

Tax: Compliance Advisory	10 13	59 74

Tax Total	23	133
Other	—	—

Total	1,578	1,869

Audit, Audit related, tax compliance	1,565	1,795
Tax advisory and other fees	13	74

	1,578	1,869

Note 1:	A substantial proportion of the fees billed in all of the categories as of or for the years ended December 31, 2006 and 2005 are denominated in a currency other than US dollars. Accordingly, fees billed as of or for both periods have been translated at consistent exchange rates.
Note 2:	The aggregate fees included in Audit Fees are fees billed for the fiscal years for the audits of the consolidated financial statements of the Corporation, statutory and subsidiary audits, and review of documents filed with SEC. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

The Audit Related fees as of the years ended December 31, 2006 and 2005, respectively, were for assurance and related services relating to consultations concerning financial accounting and reporting standards.

Taxation Advisory fees as of the years ended December 31, 2006 and 2005, respectively, were for tax planning and tax advice and advice related to mergers and acquisitions.

Taxation Compliance fees as of the years ended December 31, 2006 and 2005, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund.

No Other services were provided for the years ended December 31, 2006 and 2005.

Audit Committee Pre-approval Policies and Procedures

The Corporation’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services in August 2005. This was attached as an appendix to the Corporation’s 2006 Proxy Statement. For the years ended December 31, 2006, 2005, 2004 and 2003, no fees were paid to the principal accountant for which the de minimis exception was used. The Audit Committee reviewed and approved the audit and non-audit services rendered by PricewaterhouseCoopers to the Corporation during the year 2006 and concluded such services were compatible with maintaining PricewaterhouseCoopers’ independence.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of its by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

AUDIT COMMITTEE

Current Members	Position	Date Appointed
Martin M. Hale	Chairman	February 20, 2002
Hugh G.C. Aldous	Member	February 15, 2005
Charles M. Hale	Member	May 11, 1998

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return to stockholders on the Common Stock of the Corporation, S&P 500 Index and NASDAQ Composite Index since December 31, 2001, assuming a $100 investment and the re-investment of any dividends thereafter.

Innospec Inc. vs S&P 500 and NASDAQ Composite Indices

Total Return to Shareholders since Dec. 31, 2001

Value of $100 Investment made December 31, 2001*

	2001	2002	2003	2004	2005	2006
Innospec Inc	100	87.78	109.39	115.61	90.39	258.61
S&P 500 Index	100	76.63	96.85	105.56	108.73	123.54
NASDAQ composite	100	68.47	100.17	111.54	113.07	123.84

*	excludes purchase commissions

INFORMATION REGARDING THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Corporation, selected by the Audit Committee for the fiscal year ending December 31, 2007, are PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH, England. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in this Proxy Statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed Proxy Form have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially by mail. The Corporation’s directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Corporation’s Common Stock. All expenses of solicitation of proxies will be paid by the Corporation.

ANNUAL REPORT TO STOCKHOLDERS

Copies of the Corporation’s 2006 Annual Report on Form 10-K to Stockholders for the fiscal year ended December 31, 2006 are being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of the Annual Report on Form 10-K to Stockholders may obtain one by writing or calling Investor Relations, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, telephone 011 44 151 355 3611, or by e-mail to investor@innospecinc.com.

STOCKHOLDERS’ PROPOSALS FOR THE 2008 ANNUAL MEETING

The Corporation anticipates holding its 2008 Annual Meeting of Stockholders on May 6, 2008.

Under the regulations of the Securities and Exchange Commission, any stockholder desiring to make a proposal to be acted upon at the 2008 Annual Meeting of Stockholders and have it included in our proxy materials must present such proposals to the Secretary of the Corporation not later than December 1, 2007.

Stockholder proposals or director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set forth in the by-laws of the Corporation in order to be properly brought before that annual meeting of stockholders. Under the Corporation’s by-laws, any stockholder desiring to make a proposal to be acted upon at the 2008 Annual Meeting of Stockholders must present such proposals to the Secretary of the Corporation not before February 1, 2008 or later than March 3, 2008.

By order of the Board of Directors

Andrew Hartley

Vice President and General Counsel

March 30, 2007

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.
1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Dr. Robert E. Bew	☐	☐	02 - Mr. Martin M. Hale	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐	3. In their discretion, the Proxies are authorized to vote upon any other matter which may properly come before the meeting.

B	Non-Voting Items
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		Mark box to the right if you plan to attend the Annual Meeting.	☐

C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give
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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proxy — Innospec Inc.

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul W. Jennings and Ian Cleminson and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2007, at 10:00 a.m. and any adjournment or postponement thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

Applicable law requires the corporation to send separate proxy statements and proxy cards for all your accounts.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.